Exhibit 3.2

GLOBAL EAGLE ACQUISITION CORP. II

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

Global Eagle Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY THAT:

1.          The Corporation was originally incorporated under the name “Global Eagle Acquisition Corp. II” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 11, 2013.

2.          The Certificate of Incorporation is hereby amended by deleting, in its entirety, Article I thereof and inserting in place thereof a new Article I which reads in full as follows:

“ARTICLE I

NAME

The name of the corporation is Silver Eagle Acquisition Corp. (the “Corporation”).”

3.          This Certificate of Amendment of Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of the 18th day of June, 2013.

GLOBAL EAGLE ACQUISITION CORP. II

By:	/s/ James A. Graf
Name: James A. Graf
Title: Vice President, Chief Financial
Officer, Treasurer and Secretary